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                                                                     Exhibit 2.1


                            STOCK PURCHASE AGREEMENT

             THIS STOCK PURCHASE AGREEMENT (the "Agreement") entered into as of the 22nd day of October, 1997 between SAFETY DISPOSAL SYSTEM OF VIRGINIA, INC., a Virginia corporation, MED/WASTE, INC., a Delaware corporation, REPUBLIC INDUSTRIES, INC., a Delaware corporation and INCENDERE, INC., a Virginia corporation.

                                 R E C I T A L S

             A. Republic, through Incendere, operates a medical waste collection and disposal business in which it collects medical waste from generators located east of the Mississippi River;

             B. Buyer desires to purchase 100% of the outstanding capital stock of Incendere and Republic desires to sell such capital stock, upon the terms and subject to the conditions set forth herein.

             C. Republic indirectly owns 100% of the outstanding capital stock of Incendere;

             D. Republic and Incendere desire to make certain representations, warranties and agreements in connection with this Agreement and also to prescribe various conditions to the Agreement.

             E. The parties agree that the transaction contemplated by this Agreement shall be treated for federal income tax purposes in accordance with
Section 338(h)(10) of the Internal Revenue Code of 1986, as amended.

             NOW, THEREFORE, in consideration of the premises and the mutual benefits to be derived therefrom and of the respective mutual covenants and agreements hereinafter set forth and such other good and valuable consideration, the adequacy and receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

                            ARTICLE 1. - DEFINITIONS

             All capitalized terms used in this Agreement are used as defined in this Article I or elsewhere in this Agreement.

             1.1 AFFILIATE - shall mean with respect to any party to this Agreement, any entity or individual directly or indirectly controlling or controlled by or under the direct or indirect common control with such party. For purposes of this Agreement "control" means the power to direct the management and policies of such entity or individual, directly or indirectly, whether through ownership of voting securities or otherwise.

             1.2 ASSUMED LIABILITIES - shall have the meaning set forth in
Section 2.5 herein.

             1.3 BUSINESS - shall mean the provision by Incendere and York Waste Disposal, Inc. of medical waste collection and disposal services of medical waste to generators located in the United States east of the Mississippi River, as provided by Incendere or any of its Affiliates, during the 12 month period preceding the execution of this Agreement;

             1.4 BUYER - shall mean SAFETY DISPOSAL SYSTEM OF VIRGINIA, INC. a Virginia corporation.

             1.5 CLOSING DATE - shall mean the third business day following the date of receipt by Incendere and Buyer of all necessary approvals and consents required hereunder, or such other date as may be agreed upon in writing by all parties hereto.



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             1.6 COLLATERAL AGREEMENTS - shall mean and include any and all agreements, instruments, certificates or documents required or expressly provided for in this Agreement to be executed and delivered in connection with the transaction contemplated by this Agreement.

             1.7 COMMON STOCK - shall mean the common stock of Incendere as described in its Certificate of Incorporation.

             1.8 CONTRACTS - shall mean and include any and all contracts, agreements, understandings, arrangements, leases, licenses, registrations, authorizations, easements, servitudes, rights of way, mortgages, bonds, notes, guaranties, liens, indebtedness, approvals, or other instruments or undertaking to which such person is a party or to which or by which such person or the property of such person is subject or bound, excluding any Permits, all as listed on the Disclosure Schedule.

             1.9 DAMAGES - shall mean any and all damages, liabilities, obligations, penalties, fines, judgments, claims, deficiencies, losses, costs, expenses and assessments, including all attorneys' fees and costs, and interest accruing on such Damages.

             1.10 DISCLOSURE SCHEDULE - shall mean the Disclosure Schedule prepared by Republic and Incendere containing the disclosures, exhibits and schedules required pursuant to the terms of this Agreement.

             1.11 ENVIRONMENTAL CLAIM - shall mean any investigation, notice, violation, demand, allegation, action, suit, injunction, judgment, order, consent, decree, penalty, fine, lien, proceeding, or claim (whether administrative, judicial or private in nature) arising (a) pursuant to, or in connection with, an actual or alleged violation of any Environmental Law, (b) in connection with any Hazardous Material, Medical Waste or actual or alleged Hazardous Material Activity, (c) from any abatement, removal, remedial, corrective or other response action in connection with a Hazardous Material or Medical Waste, Environmental law or other order of a Governmental Authority, or
(d) from any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

             1.12 ENVIRONMENTAL LAW - shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health act of 1970, each as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, medical or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutant, contaminants, or chemical, industrial, hazardous, medical or toxic materials or wastes.

             1.13 ERISA - shall mean the Employment Retirement Income Security Act of 1974, as amended.

             1.14 EXCLUDED ASSETS - shall have the meaning set forth in Section 2.4.


             1.15 FINANCIAL STATEMENTS - shall mean Incendere's audited Financial Statements consisting of Statements of Net Assets as of December 31, 1995 and 1996 and statements of income for the two (2) years ended December 31, 1996, the notes to the Financial Statements thereto, as attached to the Disclosure Schedule.

             1.16 GAAP - shall mean generally accepted accounting principles consistently applied, for financial statements used in the United States.



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             1.17 GOVERNMENTAL AUTHORITY - shall mean and include the United
States of America and any commonwealth, state, territory or possession thereof and any political subdivision of any of the foregoing, including, but not limited to courts, departments, commissions, boards, bureaus, agencies, ministries or other instrumentalities.

             1.18 HAZARDOUS MATERIAL - shall mean any substance, chemical, compound, product, solid, gas, liquid, waste, byproduct, pollutant, contaminant, or material which is hazardous or toxic, and includes, without limitation, (a) any medical waste, (b) asbestos, polychlorinated biphyenls and petroleum (including crude oil or any fraction thereof) and (c) any such material classified or regulated as "hazardous" or "toxic" pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund amendments and Reauthorization Act of 1986, 42 U.S.C. ss. 9601, et seq., Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous an Solid Waste Amendments of 1984, 42 U.S.C. ss. 6901, et seq., Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 U.S.C. ss. 1251, et seq., Clean Air Act of 1966, as amended, 42 U.S.C. ss. 7401, et seq., Toxic substances Control Act of 1976, 15 U.S.C. ss. 2601, et seq., or Hazardous Materials Transportation Act, 49 U.S.C. App. ss. 1801, et seq.

             1.19 HAZARDOUS MATERIAL ACTIVITY - shall mean any activity, event or occurrence involving a Hazardous Material, including, without limitation, the manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation, handling of or corrective or response action to any Hazardous Material.

             1.20 INCENDERE - shall mean Incendere, Inc., a Virginia corporation, an indirect wholly owned subsidiary of Republic.

             1.21 INTANGIBLE RIGHTS - shall mean and include any and all information, trade secrets, patents, copyrights, trademarks, trade names and other intangible properties that are necessary or customarily used in the operation of its Business and listed on Schedule 1.21 to the Disclosure Schedule.

             1.22 INTERIM FINANCIAL STATEMENTS - shall mean the unaudited consolidated financial statements of Incendere consisting of Statements of Net Assets as of June 30, 1996 and 1997 and statements of income for the six months ended June 30, 1996 and 1997, respectively, all as attached to the Disclosure Schedule. If the closing of the transaction contemplated by this Agreement is extended beyond November 14, 1997, the Interim Financial Statements shall be as of September 30, 1996 and 1997, and for the nine-month periods ended September 30, 1996 and 1997.

             1.23 KNOWLEDGE - shall mean any fact or matter of which any of the persons identified on SCHEDULE 1.23,has actual or constructive knowledge or which such officer or employee should have had knowledge considering the circumstances and operations of the Business.

             1.24 MATERIAL ADVERSE EFFECT - shall mean any change, event or occurrence which has or could reasonably be expected to have a material adverse effect upon the Business taken as a whole, other than those occurrences which relate to the medical waste industry generally or the general economy. It shall be presumed that any change, occurrence or event which in the aggregate would involve $50,000 or more shall be a Material Adverse Effect on the Business.

             1.25 MEDICAL WASTE - shall mean and include any waste which may cause an infectious disease or can reasonably be suspected of harboring pathogenic organisms, including predominately all materials that come in contact with human and animal body fluids.

             1.26 NET REVENUE - shall mean all revenues generated by the Business for bona fide goods and services provided to third parties during the Test Period, net of returns, allowances and discounts, all as determined in accordance with GAAP. Net revenue shall not include any intercompany transactions.




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             1.27   MWI - shall mean MED/WASTE, INC., a Delaware corporation.

             1.28 ORDINARY COURSE OF BUSINESS - shall mean the ordinary course of business of Incendere, with respect to the Business consistent with past practice during the six months ended June 30, 1997.

             1.29 PERMITS - shall mean and include any and all permits, certificates of need, licenses, agencies, orders or contracts granted by any Governmental Authority necessary or used in the operation of the Business as presently conducted and which are listed on Schedule 1.29 to the Disclosure Schedule.

             1.30 PURCHASE PRICE - shall mean the consideration paid by Buyer for the Acquired Assets as specifically set forth in Section 3.1 herein.

             1.31 RELEASE - shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the indoor or outdoor environment, including, without limitation, the abandonment or discarding of barrels, drums, containers, tanks and other receptacles containing or previously containing any Hazardous Material or Medical Waste.

             1.32 REPUBLIC - shall mean Republic Industries, Inc., a Delaware corporation.

             1.33 TAX OR TAXES - shall mean any federal, state, local or foreign, income, gross receipt, license, payroll, employment, excise, communications, severance, stamp, occupation, premium, windfall profits, environmental, customs, duties, capital stock, franchise profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transaction, transfer, registration, value added, alternative, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto.

             1.34 TEST PERIOD - shall mean the four month period ending October 31, 1997.



                           ARTICLE 2 - THE TRANSACTION

             2.1 SALE AND PURCHASE OF COMMON STOCK - Subject to the terms and conditions of this Agreement, on the Closing Date, Republic shall sell, convey, assign, transfer, and deliver to Buyer, and Buyer shall purchase, acquire, and accept delivery of, ten (10) shares of Incendere's voting Common Stock and one hundred (100) shares of non-voting Incendere Common Stock. The Common Stock to be transferred in accordance with this Agreement represents 100% of the issued and outstanding capital stock of Incendere and is owned indirectly, and is to be caused to be sold by, Republic.

             2.2 METHOD OF TRANSFER - The sale, transfer, conveyance, assignment, and delivery of the Common Stock to the Buyer to be caused by Republic in accordance with Section 2.1 hereof shall be effected by Republic causing to be duly endorsed for transfer in blank, the certificate(s) representing the Common Stock registered in Republic's name or the name of a wholly-owned subsidiary of Republic and delivery of same to Buyer at closing.

             2.3 NO LIENS - Republic and Incendere shall transfer good and marketable title to the Common Stock to Buyer free and clear of all liens, charges, claims, security interests, adverse interests, and encumbrances of any kind whatsoever owed to, owed by, accrued to, or in favor of any person or party whatsoever.

             2.4 EXCLUDED ASSETS - Notwithstanding anything in this Agreement to the contrary, the following assets shall be retained by Republic and not transferred to Buyer:



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                    2.4.1 Cash and cash equivalents of Incendere, including the
Purchase Price;

                    2.4.2 Any and all assets owned by Incendere which are listed as Excluded Assets on Schedule 2.4.2 to the Disclosure Schedule;

                    2.4.3 Any and all rights of Republic created in this Agreement;

                    2.4.4 All claims, refunds, rights of recovery, rights of set off and rights of recoupment, of any kind with respect to (i) Taxes incurred by Incendere prior the Closing Date, and (ii) insurance proceeds with respect to Excluded Assets; and

                    2.4.5 all rights to receive mail and other communications addressed to Republic or Incendere relating to any of the Excluded Assets or Excluded Liabilities.

             2.5 ASSUMED LIABILITIES - On and subject to the terms and conditions of this Agreement, Buyer shall assume the following liabilities (other than Excluded Liabilities): (i) liabilities of Incendere with respect to the future performance of Contracts; (ii) accounts payable existing as of the Closing Date; (iii) payment of not more than $50,000 to Aiken Hospital in Aiken., South Carolina; (iv) payment of the remaining balance to Robert Earl, which payments will not exceed an aggregate of $200,000.00; (v) contingent liabilities incurred in the Ordinary Course of Business.

             2.6 EXCLUDED LIABILITIES - Notwithstanding anything herein to the contrary in this Agreement, Buyer shall not assume or be liable for the following (collectively, the "Excluded Liabilities"):

                    2.6.1 Any of Republic's or Incendere's liabilities under this Agreement or any Collateral Agreements;

                    2.6.2 Amounts owed by Incendere to Republic or any of its Affiliates;

                    2.6.3 Except as provided in Section 2.5 herein, any indebtedness of Incendere;

                    2.6.4 Payroll, payroll tax and other payroll deduction obligations of Incendere incurred prior to the Closing Date;

                    2.6.5 Any liability of Incendere or Republic in connection with any employee benefit plan or program, including without limitation any liability arising under ERISA;

                    2.6.6 Except as otherwise provided herein, any liability of Incendere under any Environmental Law incurred prior to the Closing Date;

                    2.6.7 Any breach of warranty, product liability or other claims pertaining to services performed or products sold prior to the Closing Date;

                    2.6.8 Taxes of Incendere incurred prior to the Closing Date; and

                    2.6.9 Such other liabilities of Incendere not included in the definition of Assumed Liabilities.

Republic hereby acknowledges it is retaining the Excluded Liabilities and shall have sole responsibility to pay, discharge and perform all such Excluded Liabilities and obligations promptly when due.

                ARTICLE 3 - PURCHASE PRICE AND METHOD OF PAYMENT

             3.1 PURCHASE PRICE - As consideration for the Common Stock purchased by the Buyer, and subject to the terms and conditions of this Agreement and any adjustment which may be required



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pursuant to Sections 3.2 or 3.3 herein, Buyer shall pay the aggregate Purchase
Price of $12,000,000 as set forth below:

                    3.1.1 CASH - Buyer shall pay to Republic by wire transfer $10,000,000 in cash on the Closing Date, for the Assets;

                    3.1.2 REVENUE ESCROW - Buyer shall deposit the sum of $2,000,000 in cash in escrow on the Closing date, all on the terms and the conditions described below, with Wallace, Bauman, Fodiman & Shannon, P.A. (the "Escrow Agent") to be held in escrow pursuant to a mutually acceptable escrow agreement between the parties hereto and the Escrow Agent.

             3.2 ACCOUNTS RECEIVABLE - At the Closing, Buyer shall transfer to Republic a one-half (1/2) interest in the accounts receivable of Incendere (the "Republic Receivables") outstanding as of the Closing Date. Buyer shall use its reasonable best efforts to collect the Republic Receivables for the 150 day period following the Closing Date. Not later that twenty (20) days following the end of each calendar month after the Closing Date, Buyer shall remit to Republic all collections of Republic Receivables received by Buyer during the prior month less sixty percent (60%) of such collections, which amount shall be retained by Buyer as a collection fee. If, at the end of the 150 day period, there remains any Republic Receivables which have not been collected, such Republic Receivables shall revert to Incendere and be deemed to constitute a portion of the Purchase Price payable hereunder.

             3.3    ADJUSTMENTS TO PURCHASE PRICE -

                    3.3.1 NET REVENUE GUARANTEE. Republic guarantees that the Net Revenue generated by the Business for the Test Period will not be less than $3,500,000. In the event that Net Revenues generated in the Test Period is less than $3,500,000, the product of (A) the difference between (i) $3,500,000 and the (ii) Net Revenues, multiplied by (B) 3.43, shall be paid to Buyer from the escrow and the balance shall promptly be paid to Republic. If Net Revenues exceeds $3,500,000 for the Test Period, the Escrow Agent shall disburse $2,000,000, together with interest accruing therein, to Republic.

                    3.3.2 CALCULATION OF NET REVENUES. The calculation of Net Revenues for the Test Period shall be made by the Buyer and Republic no later than ninety (90) days following the Closing Date. If the Buyer and Republic are unable to agree on the calculation of the Net Revenues for the Test Period, Buyer and Republic shall jointly engage a firm of independent certified accountants to make such determination (the "Accountants"). The determination of the Accountants shall be final and conclusive and not subject to review by either party. The Escrow shall be disbursed within ten (10) days following the final determination of Net Revenues for the Test Period. Buyer and Republic shall each be responsible for half of the cost of the Accountants.

                               ARTICLE 4 - CLOSING

             4.1 CLOSING - Subject to the terms and conditions of this Agreement, the Closing shall take place at 9:30 a.m. on the Closing Date, or such other date as is mutually agreed between the parties. The Closing shall take place at the offices of Wallace, Bauman, Fodiman & Shannon, P.A., 2222 Ponce de Leon Boulevard, 6th Floor, Coral Gables, Florida 33134.

             4.2 REPUBLIC AND INCENDERE PERFORMANCE AT CLOSING - At or prior to the Closing, Republic and Incendere shall deliver, or cause to be delivered, to
Buyer:

                    4.2.1 duly executed and issued certificates representing the Common Stock owned by Republic, endorsed by Republic in blank, representing 100% of the outstanding shares of Common Stock;



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                    4.2.2 a certificate duly executed by a duly authorized
officers of Republic and Incendere to the effect that:


                          (i) all of the representations and warranties made
by Republic and Incendere in this Agreement are true and correct in all material respects as of the Closing Date;

                          (ii)  none of the covenants made by Republic and
Incendere in this Agreement have been breached in any material respect as of the Closing Date;

                          (iii) there have been no Material Adverse Effect of
he Business, financial or otherwise since June 30, 1997;

                    4.2.3 all appropriate consents to the transactions contemplated herein, without conditions or limitations,

                    4.2.4 all approvals and consents of all appropriate state regulatory agencies, if any, including all consents to the transfer of ownership of the Common Stock as it impacts the licenses, Permits and certifications of the Business;

                    4.2.5 a schedule of liabilities of Incendere as of the Closing certified by Republic and Incendere;

                    4.2.6 a certified copy of the corporate actions taken by Republic and Incendere and their respective shareholders, if necessary, authorizing and approving this Agreement and the transactions contemplated by it;

                    4.2.7 a reasonably acceptable Computer Services Agreement with a term ending on February 28, 1998;

                    4.2.8 a certificate of incumbency duly executed by Republic's and Incendere's respective secretaries;

                    4.2.9 a mutually acceptable Escrow Agreement executed by Republic;

                    4.2.10 a mutually acceptable agreement for the use of the transfer stations as provided in Section 9.8 herein following the Closing;

                    4.2.11 satisfactory evidence that Buyer's designees shall be the only authorized signatories with respect to each of the bank accounts of Incendere, including such as are listed on the Disclosure Schedule;

                    4.2.12 an opinion of counsel in the form attached to the Disclosure Schedule.

                    4.2.13 such other certificates, documents, and instruments as may be reasonably requested by Buyer in connection with the transactions contemplated by this Agreement.

             4.3 BUYER'S PERFORMANCE AT CLOSING - At or prior to Closing, Buyer, shall deliver or cause to be delivered to Republic the following:

                    4.3.1 The cash to close as required in Section 3.1.1 herein;

                    4.3.2 The cash into escrow as required in Section 3.1.2 herein;

                    4.3.3 A certificate executed by an officer of Buyer to the effect that all of the representations and warranties made by Buyer in this Agreement are true and correct as of the Closing Date;



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                    4.3.4 Written evidence that Buyer's board of directors
approved consummation of the transaction.

                    4.3.5 A mutually acceptable Escrow Agreement executed by Buyer and MWI.

             4.4 TERMINATION IN ABSENCE OF CLOSING - This Agreement and the transaction contemplated herein may be terminated and abandoned at any time on or prior to the Closing Date by any party hereto, if:

                    4.4.1 any representation or warranty made herein for the benefit of the other party or any certificate, schedule or document furnished to the other party pursuant to this Agreement is materially untrue; or

                    4.4.2 the other party shall have defaulted in any material respect in the performance of any obligation under this Agreement; or

                    4.4.3 there has occurred a Material Adverse Effect to the Business.

                  ARTICLE 5 - REPRESENTATIONS AND WARRANTIES OF
                             REPUBLIC AND INCENDERE

             Republic and Incendere jointly and severally represent and warrant to Buyer and MWI that the representations and warranties contained in this
Article 5 are true and correct as of the date hereof (or are otherwise set forth in the Disclosure Schedule) and as of the Closing Date:

             5.1 ORGANIZATION OF REPUBLIC - Republic is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Republic has the corporate power to own, manage, lease and hold its assets and engage in its businesses where such assets are located, is duly qualified to do business and is in good standing in each jurisdiction in which the character and location of the properties owned by it or the nature of the business transacted by it makes such qualification necessary, except where such failure would not have a Material Adverse Effect.

             5.2 ORGANIZATION OF INCENDERE - Incendere is a corporation duly organized, validly existing and in good standing under the laws of the State of Virginia. Incendere has the corporate power to own, manage, lease and hold its assets and engage in its businesses where such assets are located, is duly qualified to do business and is in good standing in each jurisdiction in which the character and location of the properties owned by it or the nature of the business transacted by it makes such qualification necessary, except where the failure to so qualify would not have a Material Adverse Effect.

             5.3 CAPITALIZATION OF INCENDERE - Incendere is authorized to issue fifty-five thousand (55,000) shares of Common Stock, $0.001 par value, of which ten (10) shares of voting Common Stock and one hundred (100) shares of non-voting Common Stock are issued and outstanding in the name of Republic or a wholly-owned subsidiary of Republic. There is no other capital stock authorized or issued by Incendere. All shares of Common Stock are validly issued, fully paid and non-assessable. There are no stockholder agreements, voting trust agreement or any other agreements restricting the transfer of the Common Stock. Incendere has not authorized and there is not outstanding at the date hereof, any preferred stock, options, warrants or other rights to purchase any capital stock of Incendere. All of the Common Stock is owned free and clear of any and all encumbrances, liens, claims, security agreements, pledges or other restrictions. All of the shares of Common Stock, were not issued in violation of
(i) any preemptive rights of any person to acquire securities of Incendere or
(ii) any Federal or state securities laws.

             5.4 CORPORATE DOCUMENTS - The Certificate of Incorporation and Bylaws of Incendere attached to the Disclosure Schedule are true and correct as of the date hereof. The stock and minute books of Incendere that have been made available to Buyer for review contain a complete and accurate



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record of all shareholders of Incendere and all actions of the shareholders and directors (and any committees thereof) of Incendere.

             5.5 AUTHORITY - Republic and Incendere have full power and authority to enter into this Agreement and to consummate the transaction contemplated hereby. This Agreement and any Collateral Agreements executed in connection with the Closing constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligations of such parties enforceable in accordance with their terms. Except as set forth in the Disclosure Schedule, no consent of any Federal, state, municipal or other Governmental Authority is required for the execution, delivery or performance of this Agreement.

             5.6 FINANCIAL STATEMENTS - The Financial Statements and the Interim Financial Statements present fairly in all material respects the financial condition and results of operations of the Business at and as of the dates and for the periods indicated therein and were prepared in accordance with GAAP. Since the date of the Interim Financial Statements, there has not occurred a Material Adverse Effect on the assets, liabilities, business, operations or condition, financial or otherwise, of the Business from that shown on the Interim Financial Statements.

             5.7 TITLE TO ASSETS - The Disclosure Schedule contains a list of all tangible and intangible assets owned and related to the Business. Incendere has good, marketable and insurable title to such assets, free and clear of any and all liens, mortgages, pledges, conditional sales assignments, security interests, judgments, options, adverse claims, encumbrances or other restrictions or limitations whatsoever. The assets listed on the Disclosure Schedule represent all of the assets necessary to operate the Business in the same manner as operated prior to the date hereof and to the Knowledge of Incendere for the balance of their estimated useful lives will be suitable and sufficient for the conduct of the Business in the same manner as presently conducted.

             5.8 LIABILITIES - As of the date hereof, Incendere has no liabilities, fixed or contingent, which are not reflected on the Interim Financial Statements or as listed in the Disclosure Schedule which are required to be recorded in accordance with GAAP or which would be considered to be material to the Incendere Interim Financial Statements. All liabilities of Incendere were incurred in the Ordinary Course of Business.

             5.9 MEDICAL WASTE BUSINESS - Incendere does not have any direct or indirect interest, investment or commitment to purchase any interest or make an investment in any other corporation, partnership, joint venture or other business in which a portion of such operations are in the Medical Waste industry east of the Mississippi River, and which are not included in the Acquired Assets.

             5.10 PROPERTIES - The Business does not own any real property. The Disclosure Schedule identifies each real property lease (the "Leases") used in the operation of the Business (real and personal), entered into in connection with the Business (the "Leased Property"). Each Lease so listed is valid, subsisting and fully enforceable in accordance with its terms, and there exists no default thereunder. Incendere has not received any notice, and have no Knowledge, of any defaults under any lease. The Leased Property is free and clear of any and all liens, mortgages or restrictions other than as noted in the Disclosure Schedule. No person other than the Business is in actual possession of any of such Leased Property. The Leased Property is not subject to any pending or threatened special assessments or, to the Knowledge of Incendere, threatened condemnation or eminent domain proceedings.

             5.11   EMPLOYEE BENEFITS PLANS -

                    5.11.1 Except as set forth on the Disclosure Schedule, Incendere does not maintain or contribute for the benefit of the Business' employees, any employee benefit plan including:

                          (i) any employee benefit plan as such term is defined
in ss. 3(3) of ERISA, including but not limited to employee benefit plans which are not subject to the provisions of ERISA;



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                          (ii) any personnel policy, stock option plan,
collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay policy or agreement, deferred compensation agreement or arrangement or any other employee benefit plan, agreement, arrangement, program, practice or understanding.

                          (iii) any multi-employer plan with the meaning of ss.
3(37) of ERISA, or a multiple employer plan within the meaning of ss. 413(b) and
(c) of the Internal Revenue Code of 1986, as amended.

                    5.11.2 There has been furnished to Buyer, with respect to all Plans or Benefit Programs required to comply with ERISA, all reports and summary plan descriptions. Except as otherwise set forth in the Disclosure
Schedule:

                          (i) Incendere does not contribute to or have any
obligation to contribute to, and has not at any time contributed to or had an obligation to contribute to, a multi-employer plan within the meaning of ss. 3(37) of ERISA ("Multi-Employer Plan") or a multiple employer plan within the meaning of ss. 413(b) and (c) of the Internal Revenue Code of 1986, as amended (the "Code");

                          (ii) Incendere has performed all obligations whether
arising by operation of law or by contract required to be performed by it in connection with the Plans and Benefit Programs and there have been no defaults or violations by any other party to the Plans or Benefit Programs.

                          (iii) all reports and disclosures relating to the
Plans required to be filed with or furnished to governmental agencies, Plan participants or Plan beneficiaries have been filed or furnished in accordance with applicable law in a timely manner and each Plan and each Benefit Program has been administered in compliance with its governing documents;

                          (iv) each of the Plans intended to be qualified under
ss. 401 of the Code satisfies the requirements of the Code and has received a favorable determination letter from the Internal Revenue Service regarding such status and has not, since receipt of the most recent favorable determination letters, been amended or operated in a way which could adversely affect such qualified status;

                          (v) there are no actions, suits, or claims pending
(other than routine claims for benefits) or threatened against or with respect to, any of the Plans, Benefit Programs or their respective assets;

                          (vi) all contributions required to be made to the
Plans and Benefit Programs pursuant to their respective terms and provisions and applicable law have been timely made;

                          (vii) as to any Plan subject to ERISA, no event or
condition which presents a risk of Plan termination or accumulated funding deficiency within the meaning of ss. 302 of ERISA or ss. 412 of the Code has occurred. No reportable event within the meaning of ss. 4043 of ERISA has occurred, no notice of intent to terminate the Plans has been given, no proceeding to terminate the Plan has been instituted, there has been no termination of the Plan and no liability to the Pension Benefit Guaranty Corporation has been incurred;

                          (viii) none of the Plans or their trustees has engaged
in any prohibited transactions or party in intent transactions as such terms are defined in ss. 4975 of the Code and ss. 406 of ERISA;

                          (ix) there is no matter pending with respect to any
Plan or Benefit Program before the Internal Revenue Service, the U.S. Department of Labor, or the Pension Benefit Guaranty Corporation;

                          (x) except as otherwise disclosed on any schedule
attached to this Agreement, neither the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby will:

                                A. entitle any current or former employee of
Incendere to severance pay, unemployment compensation or any similar payment;

                                B. accelerate the time of payment or vesting or
cause any increase in the amount of any compensation due to any such employee or former employee; or

                                C. directly or indirectly result in any payment
made to or on behalf of any person to constitute a parachute payment within the meaning of ss. 2805 of the Code.

             5.12   EMPLOYEE MATTERS -

                    5.12.1 Except as set forth on the Disclosure Schedule, the Business does not have any (i) controversies between it and its employees, (ii) unresolved labor lien, grievances or organization efforts; or (iii) unfair labor practices or labor arbitration proceedings pending or threatened.

                    5.12.2 Except as set forth on the Disclosure Schedule, the Business is not a party to any agreement and has not established any policy or practice requiring the Business to make a payment or provide any other form of compensation or benefit to any person performing services for the Business upon termination of such services.

                    5.12.3 The Disclosure Schedule sets forth by name, employment classification and compensation, all of the employees of the Business as of the date indicated thereon. Except as set forth on the Disclosure Schedule, none of such employees are subject to collective bargaining agreements. The Business has not, nor at any time had, or been threatened with, any work stoppages or other labor disputes or controversies with respect to its employees.

             5.13 EMPLOYMENT PRACTICES - Incendere has paid in full to its employees all wages, salaries, commissions, bonuses and other direct compensation for all services performed by them, other than amounts which have not yet become payable in accordance with Incendere's customary practices.

             5.14 INSURANCE - The Disclosure Schedule contains a list of all policies of insurance owned by the Business, and the amounts of such coverage of each policy, all premiums on such policies or renewals thereof having been paid.

             5.15 CONTRACTS AND COMMITMENTS - Except as set forth on the Disclosure Schedule, the Business is not a party to, or bound or affected by any contract, lease, agreement, covenant, license, instrument or commitment (whether written or oral) of any type, including the following:

                    5.15.1 contracts for the employment or compensation of any officer or individual employee, not terminable without further liability at any time:

                    5.15.2 contracts with any labor union;

                    5.15.3 continuing contracts for the future purchase of materials, supplies or equipment, at a cost of $10,000 or more, or to be delivered more than thirty (30) days after the date hereof;

                    5.15.4 continuing contracts for the future provision of its services;

                    5.15.5 distribution or agency contracts, franchise contracts, or advertising commit ments, which cannot be terminated without further liability to the Business upon no more than thirty (30) days' notice;

                    5.15.6 pension, profit sharing, deferred compensation, retirement or stock option or stock purchase plans in effect with respect to officers, employees or others;

                    5.15.7 real or personal property leases under which it is lessor or lessee;

                    5.15.8 underwriting agreements or agreements with a broker or finder;

                    5.15.9 consulting agreements;

                    5.15.10 contracts for the acquisition of a business, or substantially all of the property, assets, or stock of a business under which there are any continuing or unperformed obligations on the part of any of the parties thereto; or

                    5.15.11 Any other contract, agreement, or commitment involving $10,000 or more or which is not terminable without further liability to the Business upon no more than thirty (30) days' notice.

There will be delivered or made available to Buyer prior to the Closing true and correct copies of each of the Contracts listed in the Disclosure Schedule. All Contracts are valid, binding and in full force and effect and are enforceable in accordance with their terms against all other parties to such Contracts, except where such enforcement may be limited by bankruptcy or similar laws regarding debtors relief and general principals of equity. Incendere has performed substantially all obligations required to be performed by it to date and is not in default in any material respect under any Contract to which it is a party. Except as listed on the Disclosure Schedule, none of the Contracts were arrived at, or otherwise reflect, less than arms length negotiations or bargaining.

             5.16 INVENTORIES - The inventory of Incendere as of the Closing Date shall, in all material respects, consist of items of a quality, condition and quantity consistent with normal inventory levels of Incendere and be useable and saleable in the Ordinary Course of Business for the purposes for which intended.

             5.17 EQUIPMENT AND OTHER TANGIBLE PROPERTY - The equipment, furniture, machinery, vehicles, structures, fixtures and other tangible property related to the Business and included in the Financial Statements, Interim Financial Statements or as listed in the Disclosure Schedule shall, as of the Closing Date, be in all material respects suitable for the purposes for which intended and in good operating condition and repair consistent with normal industry standards, except for reasonable and ordinary wear and tear.

             5.18 PERMITS - Incendere has all material Permits necessary to construct, own, operate, use and/or maintain its assets and the Business in all locations where Incendere is conducting such Business, all of which are listed on the Disclosure Schedule. Such Permits are valid and subsisting and all fees required to be paid thereon have been paid. No proceeding is pending or to the Knowledge of Incendere threatened to modify, suspend, revoke, withdraw, terminate or otherwise limit any Permit which could have a Material Adverse Effect.

             5.19 INTANGIBLE RIGHTS - Listed on the Disclosure Schedule are all of material Intangible Rights owned or used by Incendere. Incendere is the legal and equitable owner or have the right to use all of the Intangible Rights listed on the Disclosure Schedule. The conduct of the Business does not infringe or conflict with, and has not in the past infringed or conflicted with, and Incendere is not in receipt of any notice or complaint of conflict with or infringement of, the asserted rights of others in any Intangible Rights of others.

             5.20 LITIGATION - Except as set forth in the Disclosure Schedule, there are no actions, suits, proceedings or investigations, either administrative or judicial (whether or not on behalf of the Business) pending or, to the Knowledge of Republic or Incendere threatened against or affecting the Business, its properties or which involve the possibility of any judgment or liability not fully covered by insurance which could have a Material Adverse Effect. Incendere is not in default with respect to any order, writ, injunction or decree of any court or Governmental Authority. Incendere is in compliance in all material respects with all laws, rules, regulations and orders materially applicable thereto.

             5.21 COMPLIANCE WITH LAWS - Except as set forth on the Disclosure Schedule, Incendere is, and has been, in compliance in all material respects with any and all laws, regulations, ordinances, rules, orders or decrees applicable thereto, including, but not limited to all Environmental Laws and regulations. Incendere has not received or entered into any citation, complaints, consent order, compliance agreements or other similar enforcement order or received written notice from any Governmental Authority that would indicate that Incendere is not currently in compliance with all such laws, regulations, ordinances, rules, orders or decrees.

             5.22 RECENT EVENTS - Since June 30, 1997, neither Incendere or the Business have experienced any Material Adverse Effect, and to the Knowledge of Republic or Incendere, no event has occurred or circumstance exists that would likely result in such a Material Adverse Effect. Except as expressly contemplated by this Agreement or as set forth in the attached Disclosure Schedule, since June 30, 1997, Incendere has not, with respect to the Business:

                    5.22.1 issued any capital stock or other corporate securities or granted any option to any person for the acquisition of any capital stock or other corporate securities;

                    5.22.2 sold, assigned, transferred, leased, licensed or otherwise encumbered (or otherwise entered into an agreement to do any of the foregoing) any of their tangible assets in excess of $50,000, except in the Ordinary Course of Business;

                    5.22.3 deviated from their customary policies and procedures relating to customer credit evaluations and Contract negotiation and execution;

                    5.22.4 delayed or postponed the payment of any accounts payable or any other liability or agreed or negotiated with any party to extend the payment date of any accounts payable or accelerated the collection of any accounts or notes receivable other than in the Ordinary Course of Business;

                    5.22.5 discharged or satisfied any lien or encumbrance or paid any obligation or liability (absolute or contingent) other than obligations or liabilities in the Ordinary Course of Business;

                    5.22.6 declared or made any payment or distribution to stockholders, or purchased or redeemed any shares of their capital stock;

                    5.22.7 made any change in any method of accounting or accounting policies, made any change in their cash management policies or made any material non-Ordinary Course of Business, write-down in the value of their inventory;

                    5.22.8 mortgaged, pledged, or subjected to any lien, charge, or other encum brance, any of their assets, tangible or intangible, other than liens for taxes not yet due or which are being contested in good faith by appropriate proceedings;

                    5.22.9 entered into any other material transaction, whether or not in the Ordinary Course of Business;

                    5.22.10 sold, assigned, or transferred any material Intangible Rights;

                    5.22.11 suffered any material operating or extraordinary loss or waived any right of substantial value;

                    5.22.12 made any payment or contracted for payment of any bonus, gratuity, or other compensation to employees, other than wages and salaries in effect as of the date of the Interim Financial Statements, except wage and salary adjustments made in the Ordinary Course of Business for employees who are not officers or directors;

                    5.22.13 had any union or labor difficulties or work stoppage;

                    5.22.14 entered into any transaction other than in the Ordinary Course of Business;

                    5.22.15 entered into any material leases of real or personal property;

                    5.22.16 received any notice of termination of any material contract, lease or other agreement; or

                    5.22.17 agreed, whether orally or in writing, to do any of the foregoing.

             5.23 TAXES -Except as set forth on the Disclosure Schedule, Incendere has not failed to (i) file, or cause to be filed, in respect of the Business, any required foreign, federal, state, county and local Tax returns which are required to be filed and or (ii) pay any Taxes which have become due pursuant to applicable Tax law. Except as set forth on the Disclosure Schedule, federal, state and local tax returns of Incendere have never been examined by the Internal Revenue Service. Except as set forth on the Disclosure Schedule, Incendere is not a party to any action or proceeding by any governmental authority for assessment or collection of taxes, nor have any claims for assessment and collection been asserted against Incendere. Incendere has not failed to (a) collect or withhold any monies required to be withheld by the Business from employees of the Business for income taxes, social security and other payroll Taxes, or (b) either pay to the respective governmental agencies, set aside, in accounts for such purpose, or accrue, reserve against and enter upon the books of Incendere amounts sufficient to cover Taxes. Incendere shall
(a) make adequate provision on its books for all taxes accruable and (b) timely remit all withholding, 1099's, 1120's, employment, sales, ad valorem, personal property and estimated income taxes due and payable to date and which becomes due prior to, or on, the Closing Date. Incendere has made available copies of all Incendere's federal, state and local Tax returns. Incendere is not obligated to make any payment, and is not a party to any agreement that under certain circumstances could obligate it to make any payment that will not be deductible under Internal Revenue Code Section 280G.

             5.24 ACCOUNTS RECEIVABLE - The accounts receivable and other receivables shown on the Financial Statements, Interim Financial Statements or thereafter acquired prior to the Closing Date hereof, have been collected or, to the Knowledge of Republic and Incendere, are collectible in amounts not less in the aggregate than the net book amount thereof. All such accounts receivable arose from bona fide transactions in the Ordinary Course of Business and the goods and services involved have been sold, delivered and performed for the customers of the Business as covered by the account obligor. No further goods are required to be provided and no services are required to be rendered in order to complete the sales and to entitle the Business to collect the account receivables. None of the accounts receivable are subject to set-off or counterclaim and Incendere has any Knowledge which would lead them to believe such account receivables are not collectible in accordance with their respective terms. Since the date of the Interim Financial Statements, there has been no reduction in the accounts receivable and other receivables of the Business other than reductions which may have occurred in the Ordinary Course of Business. All accounts receivable as of the date herein are listed on the Disclosure Schedule.

             5.25 COMPLIANCE WITH INSTRUMENTS - The consummation of the transaction contemplated by this Agreement will not result in a breach or violation of any of the terms, provisions or conditions of, or constitute a default under, or result in the creation of any lien, charge or encumbrance on any property or assets of Incendere pursuant to its Certificate of Incorporation, all amendments thereto, By-Laws, any provision of law, judgment, decree, indenture, agreement or instrument to which Incendere is a party or by which it is bound.

             5.26 BROKERS' COMMISSIONS - Republic and Incendere have not entered into any agreement or understanding with any person, firm or entity or have become indirectly a party to any agreement for the payment or any commission, finders or brokerage fee in connection with this Agreement and the transaction contemplated hereof. Republic and Incendere hereby agree to indemnify and hold harmless the Buyer and MWI from any claims for a commission, finder's or broker's fee.

             5.27 BOOKS AND RECORDS - The books of account and other records of Incendere are materially complete and correct and in the aggregate present and reflect all of the transactions entered into by it or to which it is a party. Republic and Incendere have no Knowledge of any condition whether pending or threatened which would have a material adverse effect upon the Business or prevent Incendere from continuing the Business in substantially the same manner in which it is presently carried on.

             5.28 ENVIRONMENTAL LAWS - Incendere is in compliance with all applicable federal, state and local Environmental Laws, except where the failure of such compliance would not have a Material Adverse Effect and no Environmental Claim has been filed or commenced against the Business alleging any failure to comply with any such Environmental Law or regulation. Except as set forth on the Disclosure Schedule, neither Incendere nor any of its Affiliates, agents or licensees have engaged in the storage, Release, holding, generation, processing, handling or transportation of any substance or material designated as a Hazardous Material or Medical Waste in violation of any Environmental Law, ordinance or regulation. There are no Hazardous Materials or Medical Waste at, on or in any of the properties of the Business in violation of any Environmental Laws, ordinances or regulations and there is no proceeding or inquiry pending or threatened by any federal, state or local Governmental Authority with respect thereto.

           ARTICLE 6 - REPRESENTATIONS AND WARRANTIES OF BUYER AND MWI

             Buyer and MWI, jointly and severally represent and warrant to Republic and Incendere that:

             6.1 ORGANIZATION - Buyer is duly organized and validly existing as a corporation in good standing under the laws of the State of Virginia and has full corporate power to carry on its business as now conducted and is entitled to own or lease its properties and to carry on its business as now conducted in the places where such properties are now leased, owned or operated or such business is now conducted.

             6.2 ORGANIZATION - MWI is duly organized and validly existing as a corporation in good standing under the laws of the State of Delaware and has full corporate power to carry on its business as now conducted and is entitled to own or lease its properties and to carry on its business as now conducted in the places where such properties are now leased, owned or operated or such business is now conducted.

             6.3 AUTHORITY - Buyer and MWI have full power and authority to enter into this Agreement and the consummation of the transaction contemplated by this Agreement will not result in any breach of any of the terms, provisions, or conditions of, or constitute a default under, or result in the creation of, any lien, charge, or encumbrance of any property or assets of Buyer or MWI pursuant to their respective Articles of Incorporation, By-Laws or any indenture, agreement, instrument, order, judgment, or decree to which they are a party or by which they are bound.

             6.4 GOVERNMENTAL CONSENT - Other than as may be required for compliance with the provisions of the federal securities laws or to cause the Permits, licenses and other certifications of the Business to remain in good standing following the Closing, neither Buyer nor MWI is required to make any declaration to or filing with, or to obtain any permit, license, consent, accreditation, approval or authorization from, any governmental or regulatory authority in connection with the execution, delivery or performance of this Agreement or the consummation of any of the transactions contemplated hereby.

             6.5 BROKERS' FEE - Neither Buyer nor MWI has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Republic or Incendere could become liable or obligated.

             6.6 ADEQUATE FINANCING AVAILABLE - Buyer and MWI have sufficient, unrestricted cash on hand from readily available internal or available from external financing sources in order to pay the Purchase Price in full at the Closing, and the transactions contemplated hereby are not subject to any financing contingencies.

                    ARTICLE 7 - OBLIGATIONS PRIOR TO CLOSING

             7.1 OPERATION OF BUSINESS - Republic and Incendere agree that, from the date hereof to the Closing Date, they shall conduct the Business only in the Ordinary Course of Business.

             7.2 REASONABLE ACCESS TO BOOKS AND RECORDS - From and after the date hereof, Incendere shall (a) afford to the officers, employees and representatives of Buyer and MWI reasonable access to its assets, properties, records and books of account at all reasonable times during business hours, (b) to furnish to such officers, employees and representatives such other information as Buyer and MWI may reasonably request, including complete information concerning the customers, suppliers, vendors and other aspects of the Business, and (c) to authorize its accountants and auditors to permit Buyer's and MWI's independent public accountants and representatives to examine all records pertaining to the Financial Statements and other books and records of the Business. Buyer and MWI agree to treat all such material as confidential and not make use of such materials except for the purposes expressed in this Agreement unless such use comes into the public domain.

             7.3 NEGATIVE COVENANTS - Republic and Incendere covenant that from and after the date hereof and through the Closing Date, without the prior written consent of Buyer and MWI, they will not permit the Business to:

                    7.3.1 enter into any written or oral contract, agreement, or commitment of any type, relating to:

                          (i) contracts for the employment or compensation of
any officer, director, or individual employee;

                          (ii)  contracts with any labor union;

                          (iii) continuing contracts for the future purchase of
inventory, materials, supplies, or equipment at a cost of $10,000 or more;

                          (iv) continuing contracts for future services having
an aggregate value exceeding $10,000;

                          (v) distribution or agency contracts, franchise
contracts, or advertising commitments;

                          (vi) pension, profit sharing, deferred compensation
retirement, stock option, stock purchase plans, group health insurance, or similar plans with respect to officers, directors, employees, or others;

                          (vii) leases under which the Business is a lessor or
lessee having an aggregate value exceeding $10,000;

                          (viii) underwriting agreements or agreements with a
broker or finder;

                          (ix) consulting agreements;

                          (x) contracts for the acquisition of a business or
substantially all of the property, assets or capital stock of a business;

                          (xi) any other contract, agreement, or commitment
involving $10,000 or more.

                    7.3.2 declare or pay any dividend, or make any distribution of their properties or assets to their stockholders, or allow the transfer of any of its securities.

                    7.3.3 make any change in their respective Certificates of Incorporation or By-Laws;

                    7.3.4 issue any capital stock or other corporate securities or grant options, warrants or rights of any kind to purchase any of their capital stock or corporate securities;

                    7.3.5 discharge or satisfy any lien or encumbrance or pay any obligation or liability except in the Ordinary Course of Business;

                    7.3.6 mortgage, pledge or subject to any lien, charge or other encumbrance any of its tangible or intangible assets;

                    7.3.7 make any payment, or enter into any contract for payment of any bonus, gratuity or other compensation, or increase the rate or form of compensation payable to any agent or employee, except salary adjustments in the Ordinary Course of Business for employees;

                    7.3.8 dispose of any of its properties or assets of the Business except in the Ordinary Course of Business;

                    7.3.9 incur any indebtedness, except for operating expenses in the Ordinary Course of Business, nor allow any material adverse change to be made in its financial affairs, nor allow any tax or other liability to be extended by waiver of the statutes of limitation or otherwise;

                    7.3.10 enter into any other transaction, other than in the Ordinary Course of Business.

                    7.3.11 make any loan to, borrow any money from, or entered into any contract or understanding with, any officer, director or stockholder.

             7.4 AFFIRMATIVE COVENANTS - Republic and Incendere covenant that from and after the date hereof and through the Closing Date, they will:

                    7.4.1 keep the properties and assets of the Business insured consistent with prior practices in respect thereto;

                    7.4.2 perform in the Ordinary Course of Business all of the obligations of the Business under Contracts, and instruments relating to or affecting its Assets, properties and Business;

                    7.4.3 use their best efforts to materially preserve intact the Business, organization, and goodwill, to the end that the Buyer shall continue to operate the Assets as a going business as now constituted, after the consummation of the transaction contemplated hereunder.

             7.5 FORM 8-K FINANCIAL STATEMENTS - Republic and Incendere shall permit Buyer to cause to be audited the Financial Statements by a firm of independent certified public accountants, in accordance with generally accepted auditing standards. In addition, Republic shall cause to be provided Interim Financial Statements of the Business necessary for MWI to comply with Regulation S-B as promulgated by the Securities and Exchange Commission ("SEC"). In the event that the audited Financial Statements at December 31, 1995 and 1996 and for the years ended December 31, 1995 and 1996 or the Interim Financial Statements do not show any material deviation from the unaudited Financial Statements or Interim Financial Statements provided to Buyer, MWI shall bear the cost of the audit and the review of the Interim Financial Statements. In the event that the audited Financial Statements at December 31, 1995 and 1996 and for the years ended December 31, 1995 and 1996 or the Interim Financial Statements shows a material deviation from the unaudited Financial Statements or Interim Financial Statements provided to Buyer, Republic shall bear the cost of the audit and the review of such Interim Financial Statements by the independent certified public accountant. The Financial Statements, when audited, will comply in all respects, with the requirements of Regulation S-B as promulgated by the SEC. Republic and Incendere shall deliver to the auditors all necessary documentation, including management representation letters, necessary for the completion of the audit.

             7.6 DISCLOSURE SCHEDULES - Republic shall use its reasonable best efforts to prepare and provide to the Buyer the Disclosure Schedules contemplated by this Agreement as soon as reasonably practicable following the execution of this Agreement, and in any event, Republic and Incendere shall provide to Buyer copies of all Disclosure Schedules not later than five (5) business days prior to the Closing Date. Buyer shall have three (3) business days to review and provide comments on the Disclosure Schedules. In the event that the Disclosure Schedules disclose facts or omit to disclose facts which can reasonably be deemed by Buyer to have a Material Adverse Effect on Incendere, Buyer shall have the right to terminate this Agreement on the terms provided herein, but Buyer and Republic shall first engage in good faith discussions regarding resolution of the disclosure or disclosures which have been deemed to be the cause of such Material Adverse Effect.

             7.7 TRANSFER OF MEDICAL WASTE ASSETS - Prior to the Closing, Republic shall cause the assets owned by York Waste Disposal, Inc. and used in the operation of the Business to be transferred to Incendere.

                 ARTICLE 8 - CONDITIONS PRECEDENT TO THE CLOSING

             8.1 CONDITIONS TO OBLIGATIONS OF BUYER AND MWI- The obligations of Buyer and MWI to consummate this Agreement shall be subject to, and be conditioned upon, each of the following conditions:

                    8.1.1 PROPERTIES INTACT - No properties or assets of the Business shall have suffered any destruction or damage by fire, accident or other casualty or act of God not fully covered by insurance or having Material Adverse Effect.

                    8.1.2 REPRESENTATIONS AND WARRANTIES - The representations and warranties made by Republic and Incendere in Article 5 hereof shall be correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date and none of the covenants of Republic and Incendere contained in this Agreement shall have been material breached in any respect as of the Closing Date.

                    8.1.3 NO ADVERSE CHANGES - That since the date of the Interim Financial Statements there has been no Material Adverse Effect.

                    8.1.4 APPROVALS AND CONSENTS - All consents, approvals, authorizations or orders of any individual, entity, court or Governmental Authority or administrative body, if any, shall have been obtained and in effect on the Closing Date including such consents and approvals necessary to maintain the Permits in good standing following the Closing, which are required for the consummation of the transaction be contemplated by this Agreement.

                    8.1.5 AUTHORIZATION OF AGREEMENT BY INCENDERE - All actions of Incendere's respective Board of Directors and their shareholders, necessary to authorize the execution, delivery and performance of this Agreement by Republic and Incendere shall have been duly and validly taken.

                    8.1.6 NO INJUNCTION - No order has been entered which enjoins or prevents the Closing of the transaction contemplated by this Agreement and no claim, proceeding, investigation, or litigation, either administrative or judicial, shall be threatened in writing or be pending against the Business which, in the reasonable opinion of counsel for Buyer, presents a likely probability that the transaction contemplated by this Agreement would be enjoined or prevented or that the right of Buyer to continue the operations of the property, assets and Business would be materially affected.

                    8.1.7 NO LIENS - Buyer shall have received written evidence in form and substance satisfactory to it of the termination of any and all liens that encumber any of the assets or other properties of Incendere.

                    8.1.8 NO VIOLATIONS OF LAW - At the Closing Date, there shall exist no violations of any Federal, state or local law, ordinance or regulation having a Material Adverse Effect on the Acquired Assets, properties or Business.

                    8.1.9 PERFORMANCE BY REPUBLIC AND INCENDERE - All of the terms and conditions of this Agreement to be complied with and performed by Republic and Incendere on or before the Closing Date shall have been complied with and performed.

                    8.1.10 PROCEEDINGS AND INSTRUMENTS SATISFACTORY - All proceedings, corporate or other to be taken in connection with the transaction contemplated by the Agreement and all documents incident thereto, including any Collateral Agreement, shall be reasonably satisfactory in form and substance to Buyer and Buyer's counsel.

                    8.1.11 FINANCIAL STATEMENTS - The audited Financial Statements and Interim Financial Statements shall have been delivered to Buyer pursuant to Section 7.5 herein in all material respects.

             8.2 CONDITIONS TO OBLIGATIONS OF REPUBLIC AND INCENDERE - The obligations of Republic and Incendere to consummate this Agreement are subject to and shall be conditioned upon each of the following conditions:

                    8.2.1 REPRESENTATIONS AND WARRANTIES - The representations and warranties made by Buyer and MWI herein shall be correct in all material respects on and as of the Closing Date with the same force and effect as though such representations had been made on and as of the Closing Date. The covenants of Buyer and MWI contained herein shall not have been breached in any material respects as of the Closing Date, and Buyer and MWI shall have delivered to the Seller certificates to such effect signed by duly authorized officers of Buyer and MWI.

                    8.2.2 PERFORMANCE BY BUYER AND MWI - All of the terms, covenants and conditions of this Agreement to be complied with and performed by Buyer and MWI on or before the Closing Date shall have been complied with and performed.

                    8.2.3 CONSENTS AND APPROVALS - No consent, approval, authorization or order of any individual, entity, court or governmental agency or administrative body not obtained and in effect on the Closing Date shall be required for the consummation of the transaction contemplated by this Agreement.

                      ARTICLE 9 - POST-CLOSING OBLIGATIONS

             9.1 SURVIVAL OF THE CLOSING - All covenants, agreements, representations, and warranties made hereunder and in any certificates delivered at the Closing pursuant hereto shall be deemed to have been relied upon by Buyer, MWI, Republic and Incendere, and shall survive the Closing for a period of twelve (12) months.

             9.2 FURTHER ASSURANCES - Following the Closing, each of Republic, Incendere, MWI and Buyer shall execute and deliver such documents, and take such other action as shall be reasonably requested by any other party hereto to carry out the transaction contemplated by this Agreement.

             9.3 INDEMNIFICATION BY REPUBLIC - Republic hereby indemnifies, reimburses and hold Buyer and MWI harmless against and from:

                    9.3.1 All Damages suffered, incurred, or sustained by Buyer or MWI as a result of (i) the existence on or before the Closing Date of any liabilities, absolute or contingent, of Incendere which were not disclosed to, and assumed by, Buyer in accordance with this Agreement (ii) the material untruth of any representation or the breach of any warranty made in this Agreement by Republic or Incendere; (iii) the material untruth of any certificate required under this Agreement to be delivered by Republic or Incendere to Buyer or MWI on the Closing Date; (iv) the material breach of this Agreement by Republic, Incendere.

                    9.3.2 Buyer and MWI shall give Republic prompt written notice of any claim to indemnification it may wish to assert pursuant to this
Article 9. Before being required to make any payments pursuant to this Section 9.3, Republic may, in their discretion and at their expense, take all necessary steps properly to contest any claim or liability or action in respect thereof involving third parties, or to prosecute such contest or action to conclusion or settlement satisfactory to Buyer. Buyer and MWI shall cooperate fully with Republic in the reasonable conduct of any such contest or action, legal proceedings, negotiation, or settlement and will not permit compromise voluntarily or settle any such contest, action, legal proceeding, claim or demand without prior notice to Republic

                    9.3.3 Upon the payment to Buyer or MWI by Republic of any amount which Buyer or MWI is entitled to receive by way of indemnification under this Section 9.3, Buyer and MWI shall forthwith assign to Republic all of its right, title, and interest in any item for which indemnification shall so be made, including claims against third parties relating therewith.

                    9.3.4 In the event that Republic shall dispute the right of Buyer or MWI to be indemnified under this Section 9.3, or any item with respect to which Buyer or MWI shall so request indemnification, or if Republic shall dispute the amount which Buyer or MWI shall be entitled to receive with respect to such item by way of indemnification, such dispute shall be submitted to arbitration in the City of Miami, in accordance with the rules then in effect of the American Arbitration Association.

             9.4 INDEMNIFICATION BY BUYER AND MWI - Buyer and MWI hereby jointly and severally indemnify, reimburse and hold Republic harmless against and from:

                    9.4.1 All Damages suffered, incurred, or sustained by Republic as a result of (i) the material untruth of any representation or the breach of any warranty made in this Agreement by Buyer or MWI; (ii) the material untruth of any certificate required under this Agreement to be delivered by Buyer and MWI to Republic on the Closing Date; (iii) the material breach of this Agreement by Buyer and MWI.

                    9.4.2 Republic shall give Buyer and MWI prompt written notice of any claim to indemnification it may wish to assert pursuant to this
Article 9. Before being required to make any payments pursuant to this Section 9.4, Buyer and MWI may, in their discretion and at their expense, take all necessary steps properly to contest any claim or liability or action in respect thereof involving third parties, or to prosecute such contest or action to conclusion or settlement satisfactory to Republic. Republic shall cooperate fully with Buyer and MWI in the reasonable conduct of any such contest or action, legal proceedings, negotiation, or settlement and will not permit compromise voluntarily or settle any such contest, action, legal proceeding, claim or demand without prior notice to Buyer and MWI.

                    9.4.3 Upon the payment to Republic by Buyer and MWI of any amount which Republic is entitled to receive by way of indemnification under this Section 9.4, Republic shall forthwith assign to Buyer and MWI all of its right, title, and interest in any item for which indemnification shall so be made, including claims against third parties relating therewith.

                    9.4.4 In the event that Buyer and MWI shall dispute the right of Republic to be indemnified under this Section 9.4, or any item with respect to which Republic shall so request indemnification, or if Buyer and MWI shall dispute the amount which Republic shall be entitled to receive with respect to such item by way of indemnification, such dispute shall be submitted to arbitration in the City of Miami, in accordance with the rules then in effect of the American Arbitration Association.

             9.5 LIMITATION ON INDEMNITY - Notwithstanding anything in this Agreement to the contrary, (i) Republic shall not be obligated to pay any Damages until the aggregate of all Damages incurred or suffered by Buyer or MWI exceeds $200,000; provided however, that such limitation shall not apply to any Damages attributable to Excluded Liabilities; and (ii) Buyer and MWI shall not be obligated to pay any Damages until the aggregate of all Damages incurred or suffered by Republic exceeds $200,000; provided however, that such limitation shall not apply to any Damages attributable to Assumed Liabilities.

             9.6    NON-COMPETITION AGREEMENT -

                    (a) Republic and its Affiliates covenant and agree that for a period of three (3) years from the Closing Date, they will not establish, operate, manage or own a Medical Waste Business similar to the Business anywhere within the continental United States east of the Mississippi River (the "Restricted Territory").

                    (b) Republic, and the Affiliates agree that for a period of three years following the Closing, they shall not at any time, disclose, directly or indirectly to any person, firm or entity any confidential information about the Business, Buyer, or any information concerning their respective financial condition, customers, and methods of obtaining business or any other methods generally of doing and operating the Business, except to the extent that such information is a matter of public knowledge or is required to be disclosed by law through judicial or administrative process.

                    (c) It is recognized and acknowledged by the parties hereto that a breach or violation by Republic or its Affiliates of any of the covenants and agreements contained in Section 9.4 may cause irreparable harm and Damage to Buyer in a monetary amount which may be impossible to ascertain. Republic or its Affiliates agree that Buyer shall be entitled to an injunction from any court of competent jurisdiction enjoining or restraining any breach or violation of any or all of the covenants and agreements contained in this Section 9.4 and that such right to injunction shall be cumulative and in addition to whatever other rights or remedies the Buyer may possess hereunder at law or in equity.

             9.7 MWI RIGHT OF FIRST REFUSAL - Notwithstanding anything in
Section 9.6 to the contrary, nothing herein shall prohibit Republic or its Affiliates from acquiring solid waste companies or assets within the Restricted Territories, which company or assets operates a medical waste business incidental to solid waste business; provided, however for a period of three (3) years following the Closing Date, Republic hereby grants to Buyer the right of first refusal to purchase any such medical waste assets in the Restricted Territory acquired in such transactions. If Republic or its Affiliates receives a bona fide offer to purchase any such medical waste assets (which offer may be orally or in writing), Republic will provide written notice of such offer to Buyer promptly after receipt by Republic. No such offer shall be deemed to be bona fide if such offer contains any terms which are impossible for Buyer to perform, such as the exchange of specific real or personal property, employment agreements or similar matters, except if any such offer that requires payment of property, stock or other assets, Buyer shall have the right to pay cash with or equivalent fair value to such property, stock or other assets. A duty of good faith shall be applicable to any such offer and the right of first refusal granted herein. Buyer shall have forty-five (45) days following written notice within which to exercise the right of first refusal granted herein . If Buyer exercises such right of first refusal, Buyer shall close on such transaction on the same terms as provided in the offer, except that Buyer shall have a minimum of within thirty (30) days following exercise within which to close. If Buyer does not exercise the right of first refusal, Republic may proceed with the bona fide offer. If any material terms of the offer are thereafter modified, the right of first refusal of Buyer shall be renewed on such different terms. If the bona fide offer is not thereafter closed, the right of first refusal shall again be applicable to any such future sale.

             9.8 REPUBLIC RIGHT OF FIRST REFUSAL - In the event Buyer or its Affiliates acquires solid waste assets incidental to a medical waste acquisition, Buyer hereby grants to Republic the right of first refusal to purchase any such solid waste assets in the Restricted Territory acquired in such transactions. If Buyer or its Affiliates receives a bona fide offer to purchase any such solid waste assets (which offer may be orally or in writing), Buyer will provide written notice of such offer to Republic promptly after receipt by Buyer. No such offer shall be deemed to be bona fide if such offer contains any terms which are impossible for Republic to perform, such as the exchange of specific real or personal property, employment agreements or similar matters, except if any such offer that requires payment of property, stock or other assets, Republic shall have the right to pay cash with or equivalent fair value to such property, stock or other assets. A duty of good faith shall be applicable to any such offer and the right of first refusal granted herein. Republic shall have forty-five (45) days following written notice within which to exercise the right of first refusal granted herein . If Republic exercises such right of first refusal, Republic shall close on such transaction on the same terms as provided in the offer, except that Republic shall have a minimum of within thirty (30) days following exercise within which to close. If Republic does not exercise the right of first refusal, Buyer may proceed with the bona fide offer. If any material terms of the offer are thereafter modified, the right of first refusal of Republic shall be renewed on such different terms. If the bona fide offer is not thereafter closed, the right of first refusal shall again be applicable to any such future sale.

             9.9 PUBLICITY - Except as provided herein, no party hereto shall issue or make, or cause to have made, any public release or announcement concerning this Agreement or the transaction contemplated hereby, without the advance written approval of the form and substance by the other party. Notwithstanding, Buyer and MWI shall have the right to issue a press release announcing the execution of this Agreement, containing a description of the transaction contemplated herein.

             9.10 USE OF TRANSFER STATION - Republic shall cause its subsidiaries to allow Buyer and Incendere to use the transfer stations owned by Republic or its Affiliates which were used by Incendere or the Business prior to the Closing, for a period ending on January 31, 1998, at no charge. The parties will enter into a mutually acceptable sublease agreement which will allow Buyer and Incendere the use and access to such transfer stations in the same manner and under the same procedures as used by the Business prior to the Closing.

             9.11 SECTION 338(H)(10) ELECTION - The parties agree and acknowledge that the transaction contemplated hereby shall be treated for Federal income tax purposes in accordance with Section 338(h)(10) of the Internal Revenue Code of 1986, as amended. Republic agrees that Buyer and MWI shall make a Section 338(h)(10) election to treat the acquisition as if it were and asset purchase. Republic shall take whatever steps necessary to permit the
Section 338 election and file all appropriate returns accordingly.

                           ARTICLE 10 - MISCELLANEOUS

             10.1 COSTS AND EXPENSES - Except as otherwise provided herein in this Agreement, each of the parties to this Agreement shall bear their own expenses incurred in connection with the negotiation, preparation, execution and closing of this Agreement and the transaction contemplated hereby, including but not limited to, transfer taxes, legal fees and accounting fees.

             10.2 NO NEGOTIATIONS - Republic and Incendere shall not encourage, solicit or engage in discussions or negotiations with, or provide any information to, or consider any proposal or offer presented by any party concerning any sale of the Business, the capital stock or assets of Incendere or any similar transaction or enter into any agreement or take any action that by its terms or effect could affect adversely the ability of the parties hereto to consummate the transaction contemplated hereby.

             10.3 REMEDIES - The right and remedies provided by this Agreement are cumulative, and the use of any one right or remedy by any party hereto shall not preclude or constitute a waiver of its right to use any and all other remedies. Such rights and remedies are given in addition to any other rights and remedies a party may have by law, statute or otherwise.

             10.4 DISCLOSURE SCHEDULE - The Disclosure Schedule shall in each instance, include the Schedules and the Exhibits referred to herein and therein. The Disclosure Schedule shall be deemed an integral part hereof and is incorporated herein by this reference. Disclosure of an item on a Disclosure Schedule shall be deemed a disclosure with respect to each and every provision of this Agreement.

             10.5 ATTORNEYS' FEES - In the event of any litigation or arbitration arising out of this Agreement, the prevailing party shall be entitled to an award of its attorneys' fees and costs (including any fees and costs incurred in Appellate proceedings) against the losing party.

             10.6 RISK OF LOSS - Prior to the Closing, the risk of loss, damage to, or destruction of any assets of the Business shall remain with Republic and Incendere.

             10.7 ASSIGNMENT AND AMENDMENT OF AGREEMENT - This Agreement shall not be assignable by any of the parties hereto except with the written consent of the other party. This Agreement may not be amended except by written agreement executed by all of the parties hereto.

             10.8 NOTICES - Any notice or communication given pursuant hereto by either party to the other party shall be in writing and delivered or mailed by certified mail, return receipt requested, postage prepaid, as follows:

             If to Buyer:               MED/WASTE, INC.
                                        3890 N.W. 132nd Street, Suite K
                                        Opa Locka, Florida 33054
                                        Attention:  Daniel A. Stauber, President

             Copy to:                   Wallace, Bauman, Fodiman & Shannon, P.A.
                                        2222 Ponce de Leon Boulevard, 6th Floor
                                        Coral Gables, Florida 33134
                                        Attention:  Bryan W. Bauman, Esq.

             If to the Business:        REPUBLIC INDUSTRIES
                                        110 S.E. 6th Street, Suite 2800
                                        Ft. Lauderdale, FL 33301
                                        Attention:  Thomas Miller

              Copy to:                  David Barclay, Esq.
                                        Republic Industries, Inc.
                                        110 S.E. 6th Street, Suite 2000
                                        Ft. Lauderdale, FL 33301

or at such other address as hereafter shall be furnished in writing by any party hereto to the other parties.

             10.9 ENTIRE AGREEMENT - This Agreement, together with the Disclosure Schedule, is the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written of the parties. No other agreement not specifically referred to herein, oral or otherwise, shall be deemed to exist or to bind any of the parties. No officer or employee of any party has any authority to make any representation or promise not contained in this Agreement and each of the parties agrees that it has not executed this agreement in reliance upon any such representation or promise.

             10.10 WAIVER - Any forbearance, failure or delay by any of the parties hereto to exercise any right, power or remedy hereunder shall not be deemed a waiver of such right, power or remedy and any single or partial exercise of any such right, power or remedy hereunder shall not preclude the further exercise thereof and every right, power or remedy of either party shall continue in full force and effect unless waived specifically by an instrument in writing executed by such party.

             10.10 GOVERNING LAW - This Agreement shall be construed in accordance with the laws of the State of Florida.

             10.11 COUNTERPARTS - This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

             10.12 CAPTIONS - The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

             10.13 SUCCESSORS AND ASSIGNS - All of the terms of this Agreement shall be binding upon and inure to the benefit of, and be enforceable by and against the parties and their respective successors and assigns.

             10.14 INTERPRETATION - Handwritten provisions inserted in this Agreement, initialed in ink, shall control all typewritten provisions in conflict therewith. This Agreement shall not be construed more strongly against or in favor of any party, regardless of who is responsible for its preparation.

             10.15 SEVERABILITY - In the event any provision of this Agreement or the application of such provision to any part shall be held by a court of competent jurisdiction to be contrary to any rule of law or public policy, the remaining provisions of this Agreement shall remain in full force and effect.

             10.16 RIGHTS OF THIRD PARTIES - Except as may otherwise be specifically provided in this Agreement, nothing expressed or implied in this Agreement is intended, or shall be construed to confer upon or give any person, firm or corporation, other than the parties hereto and their respective shareholders, any rights or remedies under or by reason of this Agreement.

                   REMAINDER OF PAGE INTENTIONALLY LEFT BLANK
                            SIGNATURE PAGE TO FOLLOW

             IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

                                       MED/WASTE, INC., a Delaware corporation



                                       By: /S/ DANIEL A. STAUBER
                                          -------------------------------------
                                               DANIEL A. STAUBER, President



                                       REPUBLIC INDUSTRIES, INC., a Delaware
                                       corporation



                                       By: /S/ DAVID BARCLAY
                                          -------------------------------------
                                          Title: VICE PRESIDENT
                                                 -----------------------------


                                       INCENDERE, INC., a Virginia corporation



                                       By: /S/ DAVID BARCLAY
                                          -------------------------------------
                                          Title: ASSISTANT SECRETARY
                                                 ------------------------------

                                       SAFETY DISPOSAL SYSTEM OF VIRGINIA,
                                       INC., a Virginia corporation



                                       By: /S/ DANIEL A. STAUBER
                                          -------------------------------------
                                          Title: PRESIDENT
                                                 ------------------------------